Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SMG INDIUM RESOURCES LTD.", FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2012, AT 5:18 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
1776
1976
DELAWARE

Jeffrey W. Bullock, Secretary of State

4485728 8100

121197309

AUTHENTICATION: 9974132

DATE: 11-08-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:20 PM 11/05/2012
FILED 05:18 PM 11/05/2012
SRV 121197309 - 4485728 FILE

CERTIFICATE OF AMENDEMNT
OF THE
CERTIFICATE OF INCORPORATION
OF SMG INDIUM RESOURCES LTD.

SMG Indium Resources Ltd., a corporation organized and existing under the General Corporation Law ("GCL") of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is (hereinafter called the "Corporation") SMG Indium Resources Ltd.

2. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Corporation, by deleting the first paragraph of Article FOURTH thereof and by substituting in lieu of said first paragraph of Article FOURTH the following new first paragraph of Article FOURTH:

   "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000 shares, consisting of 25,000,000 (Twenty-Five Million) shares of Common Stock, each of par value one-thousandths of one cent ($0.001) (the "Common Stock"), and 1,000,000 (One Million) shares of Preferred Stock, each of par value one-thousandths of one cent ($0.001) (the "Preferred Stock")."

The remaining text of Article FOURTH of our Certificate of Incorporation will remain unchanged.

3. Except as modified hereby, the Certificate of Incorporation, as amended, shall remain in full force and effect.

4. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this 5th day of November, 2012.

SMG INDIUM RESOURCES LTD.

By: ____________________
Ailon Z. Grushkin, President

{00221587.DOC.1}